Exhibit 2.39

SIXTH SUPPLEMENTAL INDENTURE

Sixth Supplemental Indenture (this “Sixth Supplemental Indenture”), dated as of December 23, 2010, among GIBSON ENERGY ULC, an Alberta unlimited liability corporation (the “Company”), GEP MIDSTREAM FINANCE CORP., an Alberta corporation (“Finance Corp.” and, together with the Company, the “Issuers”), each of the Guarantors party hereto, THE BANK OF NEW YORK MELLON, a New York banking corporation, as Trustee (the “Trustee”) and BNY TRUST COMPANY OF CANADA, a trust company organized under the laws of Canada, as collateral agent (the “Collateral Agent”).

W I T N E S S E T H

WHEREAS, Section 9.02 of the Indenture provides that the Issuers, the Trustee and the Collateral Agent may amend any provision of the Indenture (other than certain provisions enumerated in Section 9.02 of the Indenture, none of which provisions are implicated hereby) with the written consent of the Holders (as defined in the Indenture) of at least a majority in aggregate principal amount of the then outstanding Notes and execute a supplemental indenture; and

WHEREAS, the Company solicited, and has received, consents upon the terms and subject to the conditions set forth in the Consent Solicitation Statement dated December 17, 2010, from Holders representing at least a majority in aggregate principal amount of its outstanding Notes to certain amendments described therein to the Indenture; and

WHEREAS, it is provided in Section 9.04 of the Indenture that a supplemental indenture becomes effective in accordance with its terms and thereafter binds every Holder;

NOW, THEREFORE, the parties hereto agree as follows:

I.              DEFINITIONS.

A.            Capitalized terms not defined herein shall have the meaning given to such terms in the Indenture.

B.            The following definitions are hereby added to Section 1.01 (Definitions) of the Indenture in proper alphabetical order:

“ENT Asset Sale” means the asset disposition by the Company of land and other assets, including two 80,000 barrel tanks, one 150,000 barrel tank and a butane blending facility, that comprise the Edmonton North Terminal, for consideration of approximately CAD$55.0 million, plus certain tangible assets, subject to certain inventory price adjustments and assumed liabilities up to CAD$2.5 million.

“ENT Reserve” means an amount equal to the Net Available Proceeds from the ENT Asset Sale, not to exceed CAD$30.0 million, which amount shall be reduced to the extent that such Net Available Proceeds are later applied pursuant to clause (3) of the third paragraph of Section 4.10.

C.            The following provisions set forth in Section 1.01 (Definitions) of the Indenture are hereby amended as follows:

(a)           The definition of “After Acquired Collateral” is hereby amended and restated in its entirety and replaced with the following:

“After Acquired Collateral” means Collateral other than (i) Collateral existing as of December 31, 2010 and (ii) replacements of or improvements to Collateral existing as of December 31, 2010; provided that, for avoidance of doubt, neither any replacements of the Collateral which is being disposed of pursuant to the ENT Asset Sale nor the Net Available Proceeds of the ENT Asset Sale shall be considered After Acquired Collateral.

(b)           The definition of “Borrowing Base” is hereby amended and restated in its entirety and replaced with the following:

“Borrowing Base” means an amount equal to the amount of (a) 85% of inventory, plus (b) 85% of accounts receivable, plus (c) cash and Cash Equivalents, minus (d) an amount equal to the ENT Reserve, in each case for the Company and any guarantor of any Liquidity Facility as set forth on the balance sheet of the Company delivered to the Holders pursuant to Section 4.03.

(c)           The definition of “Consolidated Net Income” is amended and restated in its entirety and replaced with the following:

“Consolidated Net Income” for any period means the net income (or loss) of the Company and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(1)           the net income (or loss) of any Person that is not a Restricted Subsidiary, except to the extent that cash in an amount equal to any such income has actually been received by the Company or, subject to clause (3) below, any Restricted Subsidiary during such period;

(2)           the net income of any Restricted Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period, except (a) to the extent such prohibition has been waived and (b) that the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining Consolidated Net Income;

(3)           for the purposes of calculating the Restricted Payments Basket only, in the case of a successor to the Company by consolidation, merger or transfer of its assets, any income (or loss) of the successor prior to such merger, consolidation or transfer of assets;

(4)           other than for purposes of calculating the Restricted Payments Basket, any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Company or any Restricted

Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Company or any Restricted Subsidiary or (b) any Asset Sale by the Company or any Restricted Subsidiary;

(5)           unrealized gains and losses due solely to fluctuations in currency values on long-term debt and any current portion thereof;

(6)           non-cash gains and losses attributable to movement in the mark-to-market valuation of Hedging Obligations or the Hunting Preferred Stock;

(7)           any impairment charge or asset write-off or write-down;

(8)           any after-tax effect of income or loss from the early extinguishment of Indebtedness;

(9)           any non-cash compensation charge or expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights;

(10)         the cumulative effect of any change in accounting principles during such period;

(11)         other than for purposes of calculating the Restricted Payments Basket, any extraordinary or nonrecurring gain (or extraordinary or nonrecurring loss), together with any related provision for taxes on any such extraordinary or nonrecurring gain (or the tax effect of any such extraordinary or nonrecurring loss), realized by the Company or any Restricted Subsidiary during such period;

(12)         the effects of adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in the property, equipment, inventory, software and other intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes;

(13)         any transaction costs expensed during such period relating to business acquisitions; and

(14)         any accretion of asset retirement obligations during such period.

In addition:

(a)           Consolidated Net Income shall be reduced by the amount of any payments to or on behalf of Parent made pursuant to Section 4.11(b)(4);

(b)           any return of capital with respect to an Investment that increased the Restricted Payments Basket pursuant to Section 4.07(a)(3)(D) or decreased the amount of Investments outstanding pursuant to clause (12) of the definition of “Permitted

Investment” shall be excluded from Consolidated Net Income for purposes of calculating the Restricted Payments Basket; and

(c)           to the extent not already included in the net income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Indenture.

For purposes of this definition of “Consolidated Net Income,” “nonrecurring” means any gain or loss as of any date that is not reasonably likely to recur within the two years following such date; provided that if there was a gain or loss similar to such gain or loss within the two years preceding such date, such gain or loss shall not be deemed nonrecurring.

II.            ADDITIONAL AMENDMENTS.

A.            Amendments to Section 4.10 (Limitations on Asset Sales).

(a)           The first sentence of the first paragraph of Section 4.10 (Limitations on Asset Sales) of the Indenture is hereby amended and restated in its entirety and replaced with the following:

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly consummate any Asset Sale of Collateral (other than After Acquired Collateral) if the Fair Market Value of the Collateral (other than After Acquired Collateral) subject to such Asset Sale, taken together with the Fair Market Value of Collateral (other than After Acquired Collateral) subject to Asset Sales (i) during the twelve months immediately preceding such Asset Sale, would exceed $25.0 million, or (ii) since January 1, 2011, would exceed $75.0 million; provided that clauses (i) and (ii) above shall not apply to the ENT Asset Sale.

(b)           Clause (4) of the first paragraph of Section 4.10 (Limitations on Asset Sales) of the Indenture is hereby amended and restated in its entirety and replaced with the following:

(4)           the Net Available Proceeds thereof shall be paid directly by the purchaser of the Collateral to the Collateral Agent for deposit into the Collateral Account, and, if any property other than cash or Cash Equivalents is included in such Net Available Proceeds, such property shall be made subject to the Lien of this Indenture and the Collateral Documents; provided that this clause (4) shall not be applicable with respect to the Net Available Proceeds received from the ENT Asset Sale.

(c)           The following clause shall be added to the end of the third paragraph of Section 4.10 (Limitations on Asset Sales) of the Indenture:

; provided that, with respect to the ENT Asset Sale, the 365 day limitation above shall be extended to 545 days and, provided further, that the Net Available Proceeds of the ENT Asset

Sale shall not be applied pursuant to clause (2) above, other than the initial application of the Net Available Proceeds of the ENT Asset Sale to reduce borrowings under the Liquidity Facility substantially concurrent with the ENT Asset Sale.

III.           EFFECTIVE DATE.

This Sixth Supplemental Indenture shall become effective on the date hereof.

IV.           MISCELLANEOUS.

A.       Governing Law.

THIS SIXTH SUPPLEMENTAL INDENTURE SHALL BE CONSTRUED, INTERPRETED AND THE RIGHTS OF THE PARTIES DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.  THE COMPANY AND EACH GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OF OR RELATING TO THIS AGREEMENT, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS.  THE COMPANY AND EACH GUARANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, TRIAL BY JURY AND ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  THE COMPANY AND EACH GUARANTOR IRREVOCABLY CONSENTS, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE COMPANY AT ITS ADDRESS SET FORTH IN THE INDENTURE, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY HOLDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE COMPANY OR ANY GUARANTOR IN ANY OTHER JURISDICTION.

B.       Continuing Agreement.

Except as herein amended, all terms, provisions and conditions of the Indenture, all Exhibits thereto and all documents executed in connection therewith shall continue in full force and effect and shall remain enforceable and binding in accordance with their terms.

C.       Waiver.

The execution, delivery and effectiveness of this Sixth Supplemental Indenture shall not operate or be construed as a waiver or forbearance with respect to Defaults or Events of Default under the Indenture or the Notes, if any, which may now or hereafter exist or the waiver of any right, power or remedy which the Holders or the Trustee may have with respect thereto under the Indenture, the Notes or applicable law.  Any and all rights which may now or hereafter exist in favor of Holders or the Trustee under the Indenture, the Notes or applicable law are reserved for the Holders and the Trustee, respectively.

D.       Conflicts.

In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Sixth Supplemental Indenture, then the terms and conditions of this Sixth Supplemental Indenture shall prevail.

E.       Counterpart Originals.

The parties may sign any number of copies of this Sixth Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

F.       Headings, Etc.

The headings of the Sections of this Sixth Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

G.       Trustee’s and Collateral Trustee’s Disclaimer.

Neither the Trustee nor the Collateral Agent shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Sixth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company, Finance Corp. and the Guarantors.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Supplemental Indenture to be duly executed and attested, all as of the date first above written.

GIBSON ENERGY ULC

By:	/s/ Richard G. Taylor
	Name:	Richard G. Taylor
	Title:	Executive Vice President, Finance and Chief Financial Officer

GEP MIDSTREAM FINANCE CORP.

By:	/s/ Richard G. Taylor
	Name:	Richard G. Taylor
	Title:	Executive Vice President, Finance and Chief Financial Officer

GUARANTORS:

GIBSON ENERGY (U.S.) INC.

By:	/s/ Richard G. Taylor
Authorized Signing Officer

LINK PETROLEUM, INC.

By:	/s/ Richard G. Taylor
Authorized Signing Officer

GIBSON ENERGY HOLDING ULC

By:	/s/ Richard G. Taylor
Authorized Signing Officer

[Sixth Supplemental Indenture Signature Page]

MOOSE JAW REFINERY PARTNERSHIP
by its managing partner,
Gibson Energy ULC

By:	/s/ Richard G. Taylor
Authorized Signing Officer

MOOSE JAW REFINERY ULC

By:	/s/ Richard G. Taylor
Authorized Signing Officer

CANWEST PROPANE PARTNERSHIP
by its managing partner,
Gibson Energy ULC

By:	/s/ Richard G. Taylor
Authorized Signing Officer

CANWEST PROPANE ULC

By:	/s/ Richard G. Taylor
Authorized Signing Officer

MP ENERGY PARTNERSHIP
by its managing partner,
Gibson Energy ULC

By:	/s/ Richard G. Taylor
Authorized Signing Officer

MP ENERGY ULC

By:	/s/ Richard G. Taylor
Authorized Signing Officer

[Sixth Supplemental Indenture Signature Page]

GIBSON ENERGY PARTNERSHIP
by its managing partner,
Gibson Energy ULC

By:	/s/ Richard G. Taylor
Authorized Signing Officer

GEP ULC

By:	/s/ Richard G. Taylor
Authorized Signing Officer

LINK PETROLEUM SERVICES LTD.

By:	/s/ Richard G. Taylor
Authorized Signing Officer

CHIEF HAULING CONTRACTORS ULC

By:	/s/ Richard G. Taylor
Authorized Signing Officer

GIBSON GCC INC.

By:	/s/ Richard G. Taylor
Authorized Signing Officer

BRIDGE CREEK TRUCKING LTD.

By:	/s/ Richard G. Taylor
Authorized Signing Officer

[Sixth Supplemental Indenture Signature Page]

JOHNSTONE TANK TRUCKING LTD.

By:	/s/ Richard G. Taylor
Authorized Signing Officer

GIBSON (U.S.) ACQUISITIONCO CORP.

By:	/s/ Richard G. Taylor
Authorized Signing Officer

GIBSON (U.S.) FINCO CORP.

By:	/s/ Richard G. Taylor
Authorized Signing Officer

GIBSON (U.S.) HOLDCO CORP.

By:	/s/ Richard G. Taylor
Authorized Signing Officer

GIBSON FINANCE LTD.

By:	/s/ Richard G. Taylor
Authorized Signing Officer

TAYLOR COMPANIES, LLC

By:	/s/ Richard G. Taylor
Authorized Signing Officer

TPG TRANSPORT, LLC

By:	/s/ Richard G. Taylor
Authorized Signing Officer

[Sixth Supplemental Indenture Signature Page]

TPG LEASING, LLC

By:	/s/ Richard G. Taylor
Authorized Signing Officer

TAYLOR TRANSFER SERVICES, LLC

By:	/s/ Richard G. Taylor
Authorized Signing Officer

TAYLOR GAS LIQUIDS, LLC

By:	/s/ Richard G. Taylor
Authorized Signing Officer

[Sixth Supplemental Indenture Signature Page]

THE BANK OF NEW YORK MELLON,
as Trustee

By:	/s/ Erika Walker
	Name:	Erika Walker
	Title:	Vice President

BNY TRUST COMPANY OF CANADA,
as Collateral Agent

By:	/s/ Farhan Mir
	Name:	Farhan Mir
	Title:	Authorized Signatory

[Sixth Supplemental Indenture Signature Page]